Exhibit 10.34

EXECUTION VERSION

COMBINATION AGREEMENT

by and between

REMEDY PARTNERS, INC.

and

CHLOE OX HOLDINGS, LLC

Dated: November 14, 2019

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DOCUMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY EACH SUCH PARTY AND THE DELIVERY OF AN EXECUTED COPY HEREOF BY EACH SUCH PARTY TO THE OTHER PARTY.

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EXHIBITS

Exhibit A	-	Form of A&R Parent LLCA

Exhibit B	-	Form of Joint Investment Agreement

Exhibit C	-	Form of New Remedy Corp Charter

Exhibit D	-	Form of Registration Rights Agreement

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COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT (this “Agreement”) is entered into as of November 14, 2019, by and between Remedy Partners, Inc., a Delaware corporation (“Remedy Opco”) and Chloe Ox Holdings, LLC, a Delaware limited liability company doing business as Signify Health (“Parent”). Certain capitalized terms used herein are defined in Section 1.1.

RECITALS

WHEREAS, following the execution of this Agreement and prior to the Closing, it is anticipated that each of the following entities will change their names, in accordance with, and pursuant to, the terms and provisions of their respective organizational documents, as follows: (i) Parent shall be renamed “Cure TopCo, LLC”, (ii) Chloe Ox Aggregator, LLC, a Delaware limited liability company, which is an equityholder of Parent, shall be renamed “Cure Aggregator, LLC” (“Cure Aggregator”) (iii) Chloe Ox Intermediate 1, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent shall be renamed “Cure Intermediate 1, LLC”, (iv) Chloe Ox Intermediate 2, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent shall be renamed “Cure Intermediate 2, LLC”, (v) Chloe Ox Intermediate 3, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent shall be renamed “Cure Intermediate 3, LLC” and (vi) Signify Health, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent (“Cure Borrower”) shall be renamed “Cure Borrower, LLC”;

WHEREAS, on or prior to the Business Day prior to the Closing (each as defined below), Remedy Opco and its Subsidiaries shall take the following actions to effect a restructuring and reorganization: (a) each of Liberty Health, Inc., Remedy Holdings, Inc. and Remedy Systems, Inc. (each of which are Subsidiaries of Remedy Opco and are currently treated as corporations for U.S. federal income tax purposes) shall be converted to limited liability companies that are treated as entities disregarded as separate from Remedy Opco for United States federal income Tax purposes; (b) the following entities shall be formed: (i) a Delaware corporation as a direct, wholly-owned Subsidiary of Remedy Opco (“New Remedy Corp”) and (ii) a Delaware corporation as a direct, wholly-owned Subsidiary of New Remedy Corp and indirect Subsidiary of Remedy Opco (“Remedy Merger Sub”); (c) following the entity formations described in clause (b), Remedy Merger Sub shall merge with and into Remedy Opco, with Remedy Opco continuing as the surviving entity in such merger and becoming a wholly-owned Subsidiary of New Remedy Corp (the “Remedy Opco Merger”); (d) in connection with the Remedy Opco Merger, (i) each share of capital stock of Remedy Merger Sub shall be cancelled and converted into a share of capital stock of Remedy Opco, (ii) each share of capital stock Remedy Opco held by Remedy Acquisition L.P. shall be cancelled and converted into the right to receive equity securities of New Remedy Corp and (iii) each share of capital stock of Remedy Opco held by all other equityholders shall be cancelled and converted into the right to receive equity securities of New Remedy Corp; (e) in connection with the Remedy Opco Merger, Remedy Opco will assign to New Remedy Corp, and New Remedy Corp shall assume, the Remedy Stockholders’ Agreement (as defined below); (f) the Remedy Option Conversion and Remedy Equity Plan Assignment and Assumption (each as defined below) shall be consummated; and (g) no earlier than one Business Day following the consummation of the Remedy Opco Merger, Remedy Opco (which is currently treated as a corporation for U.S. federal income tax purposes) shall be converted into a limited liability company that is treated as an entity disregarded as separate from New Remedy Corp for United States federal income Tax purposes under the name Remedy Partners, LLC (all such actions, collectively, the “Pre-Closing Restructuring”);

WHEREAS, Remedy Opco and Parent wish to effect a business combination (referred to herein, and defined below, as the Combination) by means of a contribution by New Remedy Corp of all of the issued and outstanding Equity Interests of Remedy Opco to Parent in exchange for newly issued Parent Series A Preferred Units, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable Laws of the State of Delaware;

WHEREAS, a special committee (the “Special Committee”) of the Board of Directors (the “Remedy Board”) of Remedy Opco, which was formed for the purpose of evaluating the Combination and consists of members of such Remedy Board that were not appointed by or on behalf of NM Fund V (as defined below), has recommended that the full Remedy Board approve this Agreement, the other Transaction Documents, the Combination and the other transactions contemplated by this Agreement and the other Transaction Documents (including the Remedy Opco Merger and the Pre-Closing Restructuring), and determined that this Agreement and the other Transaction Documents, the Combination and the other transactions contemplated by this Agreement and the other Transaction Documents are advisable and in the best interests of the stockholders of Remedy Opco;

WHEREAS, the full Remedy Board has approved this Agreement, the other Transaction Documents, the Combination and the other transactions contemplated by this Agreement and the other Transaction Documents (including the Remedy Opco Merger and the Pre-Closing Restructuring), and determined that this Agreement and the other Transaction Documents, the Combination and the other transactions contemplated by this Agreement and the other Transaction Documents are advisable and in the best interests of the stockholders of Remedy Opco;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has approved this Agreement and the other Transaction Documents, the Combination and the other transactions contemplated by this Agreement and determined that this Agreement, the Combination and the other transactions contemplated by this Agreement and the other Transaction Documents are advisable and in the best interests of Parent and its members;

WHEREAS, each of NM Fund V and Remedy Acquisition, L.P. has approved this Agreement, the other Transaction Documents, the Combination and the other transactions contemplated by this Agreement and the other Transaction Documents (including the Remedy Opco Merger and the Pre-Closing Restructuring) in accordance with the applicable requirements of the Remedy Stockholders’ Agreement and the Existing Parent LLCA (as defined below).

WHEREAS, in connection with the Remedy Opco Merger, Remedy Acquisition, L.P. will exercise its drag-along rights pursuant to Section 4.2 of the Remedy Stockholders Agreement, with the consent of the Majority Other Investors (as defined below);

WHEREAS, the Majority Other Investors have approved this Agreement, the other Transaction Documents, the Combination and the other transactions contemplated by this Agreement and the other Transaction Documents (including the Remedy Opco Merger and the Pre-Closing Restructuring) in accordance with the applicable requirements of the Remedy Stockholders’ Agreement and have consented to Remedy Acquisition, L.P. exercise of its drag-along rights pursuant to Section 4.2 of the Remedy Stockholders Agreement; and

NOW THEREFORE, in consideration of the above premises, the various respective agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“$” shall have the meaning set forth in Section 1.2(d).

“A&R Parent LLCA” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of Parent, to be entered into at the Closing by and among Parent and the other parties thereto, in substantially the form attached as Exhibit A, with such changes, modifications or revisions, if any, as are agreed to prior to Closing by Parent and Remedy Opco (acting following recommendation of such changes, modifications or revisions by the Special Committee).

“Action” shall mean any claim, charge, grievance, complaint, action, suit, arbitration, mediation, assessment, audit, investigation, litigation or proceeding commenced, brought or conducted by or before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any calendar day other than a Saturday, Sunday or other calendar day on which banking institutions in New York, New York are required to be closed for the day.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“CMMI” shall have the meaning specified in Section 7.1(f).

“CMS” shall have the meaning specified in Section 7.1(f).

“CMS Approval” shall have the meaning specified in Section 7.1(f).

“CMS Expiration” shall have the meaning specified in Section 7.1(f).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Combination” shall have the meaning set forth in Section 2.1.

“Contract” shall mean any written or oral contracts, subcontracts, agreements, bonds, notes, indentures, mortgages, debt instruments, licenses, sublicenses, franchises, leases, subleases, commitments, undertakings, purchase orders or other legally binding arrangements.

“Cure Aggregator” shall have the meaning set forth in the Recitals.

“Cure Borrower” shall have the meaning set forth in the Recitals.

“Covered Refund” means any tax refund actually received after Closing in cash by New Remedy Corp (and any tax credit received by New Remedy Corp in lieu thereof that relates to a taxable period or portion thereof of New Remedy Corp that ends on or before the Closing Date, other than any such tax refund (or credit) that is attributable to the carryback of a Tax attribute from a taxable period ending after the Closing Date, and net of (i) any costs related to obtaining such refund and (ii) Taxes payable or expected to be payable in respect of or as a result of such refund. Notwithstanding the foregoing, Covered Refund will not include any credits, deductions, or other tax attributes that do not result in an actual receipt of cash by New Remedy Corp.

“Data Handling” shall mean the collection, storage, processing, use, transmission, disclosure, deletion, and securing of data, including Sensitive Data.

“Data Protection Obligations” shall mean, with respect to any Person, all privacy policies, terms of use, Laws, industry requirements and contractual obligations applicable to such Person that relate to Data Handling, privacy, security, the obligation to provide data breach notifications and the protection and/or processing of personal data, including but not limited to the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations; Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681; and all other similar Laws in force directly applicable to such Person in any jurisdiction in which such Person operates.

“Debt” shall mean for any Person, without duplication, all (a) indebtedness of such Person (i) for borrowed money, together with all accrued but unpaid interest thereon and other payment obligations thereon (including any prepayment premiums, breakage costs and other related fees or any Liability payable as a result of the prepayment thereof upon the consummation of the Transactions), (ii) evidenced by bonds, debentures, notes or other similar instruments or debt securities, or (iii) under letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, but only to the extent drawn upon; and (b) any indebtedness of any other Person of a type that is referred to in clause (a) above and which is guaranteed by such Person; provided, that “Debt” shall not include (x) accounts payable, or (y) Debt owing from the Person to any of its Subsidiaries or from a Subsidiary of such Person to such Person or any other Subsidiary of such Person.

“Effect” shall mean any event, circumstance, change, occurrence, state of facts, condition, development or effect.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, units of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” shall have the meaning set forth in Section 3.14(a).

“Exchanged Units” shall have the meaning set forth in Section 2.1.

“Exhibit” shall mean the exhibits to this Agreement.

“Existing Parent LLCA” shall mean that certain Amended and Restated Limited Liability Company Agreement of Parent, dated as of December 21, 2017, by and among Parent and the members of Parent party thereto.

“Fraud” shall mean actual and knowing (and not imputed or constructive) fraud, as determined in accordance with the Laws of the State of Delaware, in the making of the representations and warranties contained in this Agreement.    In the case of a Party, such fraud shall only be deemed to exist if both: (a) any of the specific individuals included in the definition of “Knowledge” for such Party had actual knowledge (as opposed to imputed or constructive knowledge) that any such representation or warranty of such Party contained in this Agreement, as qualified by the Schedules, was actually and materially false when made; and (b) the other Party (to whom the representation or warranty was made) relied upon such representation or warranty in entering into this Agreement with lack of actual knowledge (as opposed to imputed or constructive knowledge) of the falsity of such representation or warranty.

“Fundamental Representations” shall mean the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.8, 4.1, 4.2, 4.3, 4.4 and 4.8.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America.

“General Enforceability Exceptions” shall have the meaning set forth in Section 3.2(a).

“Government Program” shall mean “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE, and any other similar or successor federal, state or local healthcare payment programs with or sponsored, in whole or in part, by any Governmental Entity.

“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign or other governmental, administrative, judicial or regulatory or self-regulatory agency, commission, board, bureau or body, or any court, tribunal, administrative hearing body, arbitration or mediation panel, commission, or other similar dispute-resolving panel, or taxing authority under or for the account of any of the foregoing, including any subdivisions of any of the foregoing.

“Healthcare Laws” shall mean all federal and applicable state Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 (the Medicare statute) and the regulations promulgated thereunder; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and the regulations promulgated thereunder; (iii) TRICARE, 10 U.S.C. § 1071-1110b and the regulations promulgated thereunder; (iv) Patient Protection and Affordable Care Act, Public Law 111-148 and the regulations promulgated thereunder; (v) Health Care and Education Reconciliation Act of 2010, Public Law 111-152 and the regulations promulgated thereunder; (vi) the Health Care Fraud Statute, 18 U.S.C. § 1347 and the regulations promulgated thereunder; (vii) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (viii) the federal anti-kickback statutes (42 U.S.C. § 1320a-7b), (ix) the federal self-referral law (42 U.S.C. §1395nn), (x) criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), (xi) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), (xii) the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), (xiii) quality and safety Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services; (xiv) licensure Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services; and (xv) any similar or analogous state and local Laws, and as each of (i) through (xiv) as may be amended from time to time.

“Injunction” shall have the meaning set forth in Section 7.1(c).

“Intended Tax Treatment” shall have the meaning set forth in Section 2.3.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Investment Agreement” shall mean that certain Joint Investment Agreement, to be entered into at the Closing, in substantially the form attached as Exhibit B, with such changes, modifications or revisions, if any, as are agreed to prior to Closing by Parent and Remedy Opco (acting following recommendation of such changes, modifications or revisions by the Special Committee).

“Knowledge” shall mean (a) in the case of Remedy Opco, the actual knowledge of Steve Wiggins, Chris Garcia, Steve Senneff, Robert Meier and Vincent Fitts, and (b) in the case of Parent, the actual knowledge of Bradford Kyle Armbrester, Nathan Goldstein and David Pierre.

“Labor Union” shall have the meaning set forth in Section 3.15.

“Law” shall mean any federal, state, local or foreign law (including common law), code, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, legally binding agency requirement, license or permit promulgated, declared or issued by any Governmental Entity.

“Liability” shall mean, with respect to any Person, any liability, debt, deficiency, penalty, assessment, fine, claim or other loss, fee, cost, expense or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liens” shall mean all claims, charges, mortgages, security interests, liens, deeds of trust, encumbrances, easements, rights of first refusal or first offer, options, buy/sell agreements, pledges and equitable interests of any kind or nature whatsoever, whether voluntarily incurred or imposed by or arising under Contract or Law, other than, with respect to securities, transfer restrictions arising under federal and state securities Laws.

“Look-Back-Date” shall have the meaning set forth in Section 3.17(a).

“Majority Other Investors” shall have the meaning ascribed to such term in the Remedy Stockholders’ Agreement.

“Material Remedy Customer” shall mean each of the five (5) largest customers of the Remedy Companies as a whole (measured by consolidated revenue for the periods (x) beginning on January 1, 2017 and ending on December 31, 2017 and (y) beginning on January 1, 2018 and ending on December 31, 2018).

“Material Signify Customer” shall mean each of the five (5) largest customers of the Signify Companies as a whole (measured by consolidated revenue for the periods (x) beginning on January 1, 2017 and ending on December 31, 2017 and (y) beginning on January 1, 2018 and ending on December 31, 2018).

“New Remedy Corp” shall have the meaning set forth in the Recitals.

“New Remedy Corp Charter” shall mean the Amended and Restated Certificate of Incorporation of New Remedy Corp, to be in effect at the Closing, in substantially the form attached as Exhibit C, with such changes, modifications or revisions, if any, as are agreed to prior to Closing by Parent and Remedy Opco (acting following recommendation of such changes, modifications or revisions by the Special Committee).

“New Remedy Option” shall have the meaning set forth in Section 5.6(a).

“NM Fund V” shall mean New Mountain Partners V, L.P., a Delaware limited partnership.

“NM Persons” shall mean NM Fund V, Remedy Acquisition, L.P. and their respective Affiliates, and their respective directors, managers and officers; and “NM Person” shall mean any of the foregoing.

“NM SPA” shall have the meaning set forth in Section 5.10.

“Notices” shall have the meaning set forth in Section 9.4.

“Organizational Documents” shall mean: (a) the certificate of incorporation, articles of incorporation or articles of association, by-laws, stockholders agreements, voting agreements, investors rights agreements, registration rights agreements or any other similar agreement or side letter of any corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Outside Date” shall have the meaning set forth in Section 8.1(c).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Class A Common Units” shall mean Class A Common Units of Parent as described in the Existing Parent LLCA.

“Parent Class B Common Units” shall mean Class B Common Units of Parent as described in the Existing Parent LLCA.

“Parent ERISA Affiliate” shall have the meaning set forth in Section 4.14(a).

“Parent Series A Preferred Units” shall mean Series A Preferred Units of Parent as described in the A&R Parent LLCA.

“Parent Series B Preferred Units” shall mean Series B Preferred Units of Parent as described in the A&R Parent LLCA.

“Parties” shall mean the parties to this Agreement.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, unlimited liability company, group, Governmental Entity, and any other person or entity.

“Pre-Closing Remedy Tax Liabilities” shall mean any and all Liabilities for or resulting from Taxes of New Remedy Corp, including Liabilities for or resulting from (i) Taxes of Remedy Opco or any Subsidiary of Remedy Opco for which New Remedy Corp is or may be liable (as a successor or otherwise), and (ii) Taxes resulting from or attributable to the Pre-Closing Restructuring or the Combination, in each case for all periods, or portions of periods, ending on or before the Closing Date (determined, in the case of any period which includes, but does not end on, the Closing Date, on a closing of the books basis as if such period had ended at the close of the Closing Date).

“Pre-Closing Restructuring” shall have the meaning set forth in the Recitals.

“Recitals” shall mean the recitals to this Agreement.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, to be entered into at the Closing, in substantially the form attached as Exhibit D, with such changes, modifications or revisions, if any, as are agreed to prior to Closing by Parent and Remedy Opco (acting following recommendation of such changes, modifications or revisions by the Special Committee).

“Remedy Balance Sheet Date” shall have the meaning set forth in Section 3.5.

“Remedy Benefits Plan” shall have the meaning set forth in Section 3.14(a).

“Remedy Board” shall have the meaning set forth in the Recitals.

“Remedy Companies” shall mean Remedy Opco and its Subsidiaries; and “Remedy Company” means Remedy Opco or any of its Subsidiaries.

“Remedy ERISA Affiliate” shall have the meaning set forth in Section 3.14(a).

“Remedy Exchange” shall have the meaning set forth in Section 2.1.

“Remedy Financial Statements” shall have the meaning set forth in Section 3.5.

“Remedy Interim Financial Statements” shall have the meaning set forth in Section 3.5.

“Remedy Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the ability of Remedy Opco to consummate the transactions contemplated by this Agreement or (b) the assets, liabilities, business, financial condition, or results of operations of Remedy Opco and its Subsidiaries, taken as a whole; provided, however, that, with respect to clause (b) only, no Effect arising out of or in connection with or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Remedy Material Adverse Effect: (i) adverse changes affecting any or all of the industries in which Remedy Opco or its Subsidiaries operate; (ii) general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or acts of terrorism); (iii) adverse changes in general financial or capital market conditions, including interest rates or currency exchange rates; (iv) any earthquake, hurricane or other natural disaster, weather-related event or act of god; (v) any changes in, or change in interpretation or application of, any Law or GAAP after the date of this Agreement; (vi) the public announcement of this Agreement or the transactions contemplated by this Agreement; (vii) any action or omission expressly contemplated by the terms of this Agreement, or taken or omitted with the written consent of Parent; and (viii) any failure of Remedy Opco and its Subsidiaries to meet financial projections or any estimates of revenues or earnings (provided that the exception set forth in this clause (viii) shall not prevent or otherwise affect any determination that the underlying reasons for any such failure constitutes or contributed to a Remedy Material Adverse Effect). Notwithstanding the foregoing, in the case of clauses (i) through (v) above, such Effects shall be considered in determining whether a Remedy Material Adverse Effect has occurred to the extent (and solely to the extent) such Effects, individually or in the aggregate, have or would reasonably be expected to have an adverse impact on Remedy Opco and its Subsidiaries, taken as a whole, that is disproportionate to the adverse impact on other Persons operating in the same industry as Remedy Opco and its Subsidiaries.

“Remedy Merger Sub” shall have the meaning set forth in the Recitals.

“Remedy Opco” shall have the meaning set forth in the Preamble.

“Remedy Opco Equity Plan” shall have the meaning set forth in Section 5.6(a).

“Remedy Opco Option” shall have the meaning set forth in Section 5.6(a).

“Remedy Option Conversion” shall have the meaning set forth in Section 5.6(a).

“Remedy Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement of Remedy Opco, dated as of January 15, 2019, by and among Remedy Opco and the stockholders of Remedy Opco party thereto.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates, directors, officers, partners, members, managers, trustees, employees, agents and advisors.

“Sensitive Data” shall mean (a) Protected Health Information, as defined by 45 C.F.R. § 160.103, (b) information required by any applicable Law, industry standard, contract obligation or other requirement to be encrypted, masked or otherwise protected from disclosure or requires any Person to be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, (c) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers, (d) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data, (e) user names, email addresses, passwords, or other credentials for accessing accounts, (f) personal data, revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, or trade-union membership; or data concerning health or sex life and sexual orientation, and (g) any other sensitive personally-identifiable data and information regarding individuals or their employment, family, health or financial status, such as salary, benefits, and marital status.

“Signify Balance Sheet Date” shall have the meaning set forth in Section 4.5.

“Signify Benefit Plan” shall have the meaning set forth in Section 4.14(a).

“Signify Blocker” shall mean New Mountain Partners V Special (AIV-C), LLC.

“Signify Companies” shall mean Parent and its Subsidiaries; and “Signify Company” means Parent or any of its Subsidiaries.

“Signify Financial Statements” shall have the meaning set forth in Section 4.5.

“Signify Interim Financial Statements” shall have the meaning set forth in Section 4.5.

“Signify Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the ability of Parent to consummate the transactions contemplated by this Agreement or (b) the assets, liabilities, business, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, with respect to clause (b) only, no Effect arising out of or in connection with or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Signify Material Adverse Effect: (i) adverse changes affecting any or all of the industries in which Parent or its Subsidiaries operate; (ii) general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or acts of terrorism); (iii) adverse changes in general financial or capital market conditions, including interest rates or currency exchange rates; (iv) any earthquake, hurricane or other natural disaster, weather-related event or act of god; (v) any changes in, or change in interpretation or application of, any Law or GAAP after the date of this Agreement; (vi) the public announcement of this Agreement or the transactions contemplated by this Agreement; (vii) any action or omission expressly contemplated by the terms of this Agreement, or taken or omitted with the written consent of Remedy Opco; and (viii) any failure of Parent and its Subsidiaries to meet financial projections or any estimates of revenues or earnings (provided that the exception set forth in this clause (viii) shall not prevent or otherwise affect any determination that the underlying reasons for any such failure constitutes or contributed to a Signify Material Adverse Effect). Notwithstanding the foregoing, in the case of clauses (i) through (v) above, such Effects shall be considered in determining whether a Signify Material Adverse Effect has occurred to the extent (and solely to the extent) such Effects, individually or in the aggregate, have or would reasonably be expected to have an adverse impact on Parent and its Subsidiaries, taken as a whole, that is disproportionate to the adverse impact on other Persons operating in the same industry as Parent and its Subsidiaries.

“Special Committee” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of Contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) such Person (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person. For the avoidance of doubt, a Subsidiary of a Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Tax” (including with correlative meaning the term “Taxes”) includes all taxes (or similar charges) imposed, collected or administered by any taxing authority (or similar authority), together with all interest, penalties, fines, and additions to tax imposed in respect thereof, including those levied on, or measured by, or referred to as income, earnings, profits, gross receipts, estimated, sales, use, ad valorem, value added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties, import and export, capital, corporate, goods and services, withholding, business, real or personal property, wage, severance, utility, social security or other similar taxes, in each case, whether disputed or not.

“Transaction Documents” shall mean this Agreement, the Joint Investment Agreement, the A&R Parent LLCA, the Registration Rights Agreement and the other documents and instruments expressly required by the terms of this Agreement to be executed in connection herewith.

“Transactions” shall mean the transactions contemplated by the Transaction Documents.

“Treasury Regulations” shall mean the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

Section 1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to Sections, Schedules and Exhibits are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(d) Any capitalized term used in any Exhibit, but not otherwise defined therein, shall have the meaning ascribed to such term this Agreement. Any reference to $ in this Agreement shall mean United States dollars.

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE 2

THE COMBINATION; CLOSING; TAX TREATMENT OF THE COMBINATION

Section 2.1 The Combination(a) .

(a) On or prior to the Business Day prior to Closing, Remedy Opco shall consummate the Pre-Closing Restructuring as described herein, and otherwise pursuant to documentation reasonably acceptable to Remedy Opco and Parent. Prior to Closing, Remedy Opco and New Remedy Corp will not, and will cause their Subsidiaries to not, take any action inconsistent with the Pre-Closing Restructuring or that would cause any of New Remedy Corp’s Subsidiaries to be treated, as of the Closing, for U.S. federal income tax purposes as other than entities disregarded from New Remedy Corp.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) all of the outstanding Parent Class A Common Units shall be exchanged for and converted into Parent Series B Preferred Units on a one-for-one basis (for the avoidance of doubt, all Parent Class B Common Units shall remain outstanding) and (ii) New Remedy Corp shall contribute, convey and otherwise assign to Parent, and Parent shall accept, all of the issued and outstanding Equity Interests of Remedy Opco, in exchange for 3,384,542.7 newly-issued Parent Series A Preferred Units (the “Exchanged Units”), which such Exchanged Units shall be issued by Parent to New Remedy Corp at the Closing (the transactions described in this clause (ii) are referred to herein as the “Remedy Exchange”).

(c) Immediately following the consummation of the transactions described in Section 2.1(b), Parent will contribute the Equity Interests of Remedy Opco in successive steps to Cure Borrower; provided, that such contribution to Cure Borrower shall involve several intermediate contributions to direct and indirect Subsidiaries of Parent that are direct and indirect parent entities of Cure Borrower. Immediately following such contribution to Cure Borrower, Remedy Opco shall be a wholly-owned indirect Subsidiary of Parent and direct wholly-owned Subsidiary of Cure Borrower.

(d) The transactions described in Section 2.1(a), (b) and (c) are collectively referred to herein as the “Combination”.

Section 2.2 The Closing. The closing of the Remedy Exchange (the “Closing”) shall occur by the electronic exchange of executed documents in portable document format (i.e., PDF), at 9:00 A.M. Eastern Time (i) on the date that is one (1) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article 7 (except for those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions or otherwise at the Closing, but subject to the satisfaction of such conditions at the Closing or, if permissible, written waiver by the party hereto entitled to the benefit of such conditions at the Closing) or (ii) on such other date and as may be agreed in writing by each of the Parties; provided, however, that unless consented to in writing by each of the Parties, in no event shall the Closing take place prior to the first (1st) Business Day following the consummation of the Pre-Closing Restructuring. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

Section 2.3 Tax Treatment of the Combination. For United States federal income tax purposes, the Parties intend that (1) the transactions described in clauses (b), (c) and (g) of the second Recital constitute a reorganization described in Section 368(a)(1)(F) and Section 368(a)(1)(E) of the Code; (2) the transactions described in clause (a) of the second Recital constitute tax-free liquidations pursuant to Section 332 of the Code and a tax-free change in classification of Liberty Health Partners, LLC whereby Liberty Health Partners, LLC will become an entity disregarded from its owner for U.S. federal income tax purposes; (3) the Remedy Exchange constitutes a transaction governed by Section 721(a) of the Code; (4) the transactions described in Section 2.1(c) are disregarded transactions; and (5) the occurrence of any Forfeiture Event (as defined in the A&R Parent LLCA) is treated as a Tax-free adjustment to the Remedy Exchange (collectively, the “Intended Tax Treatment”). The Parties agree to file all Tax returns in a manner consistent with the Intended Tax Treatment, except upon a contrary final determination by an applicable taxing authority.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF REMEDY OPCO

Remedy Opco hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Power. As of the date hereof, Remedy Opco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. As of the Closing Date, following the consummation of the Pre-Closing Restructuring, Remedy Opco will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Remedy Opco has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.

Section 3.2 Authorization.

(a) The execution, delivery and performance by Remedy Opco of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Combination and each of the other transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action of Remedy Opco, and no other corporate (or equivalent) act or proceeding on the part of Remedy Opco, the Remedy Board or the equityholders of Remedy Opco is necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which Remedy Opco is or will be a party or the consummation of any of the transactions contemplated hereby or thereby’ provided, that the Pre-Closing Restructuring transaction and related documents will require the approval of the boards of directors and stockholders of New Remedy Corp and Remedy Merger Sub (and the conversion of Remedy Opco Subsidiaries to limited liability companies will require approval of their respective boards of directors and stockholders). This Agreement has been duly executed and delivered by Remedy Opco and, assuming the due execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, this Agreement constitutes, and the other Transaction Documents to which Remedy Opco is or will be a party, upon execution and delivery by Remedy Opco, will each constitute, a legal, valid and binding obligation of Remedy Opco, enforceable in accordance with their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

(b) The Remedy Board (including the Special Committee) has determined that this Agreement, the other Transaction Documents to which Remedy Opco is or will be a party and the Combination are fair to and in the best interests of Remedy Opco and its stockholders.

Section 3.3 Capitalization; Subsidiaries. As of the date hereof, there are 135,993,425 shares of Senior Convertible Preferred Stock, par value $0.001, of Remedy Opco, 118,074,187 shares of Common Stock, par value $0.001, of Remedy Opco, and 24,548,672 Remedy Opco Options issued and outstanding, which such shares of Senior Convertible Preferred Stock, shares of Common Stock and Remedy Opco Options collectively constitute all of the issued and outstanding Equity Interests of Remedy Opco. All of the issued and outstanding Equity Interests of Remedy Opco have been duly authorized, are validly issued, fully paid and, to the extent applicable, nonassessable, and will be, as of immediately prior to the Closing, owned free and clear of any Liens (other than Liens arising under the Remedy Stockholders’ Agreement that will cease to apply to Remedy Opco following the consummation of the Combination). Other than as set forth in this Agreement, except for the Remedy Opco Options and for rights arising under the Remedy Stockholders’ Agreement that will cease to apply to Remedy Opco following the consummation of the Combination, there are no outstanding or authorized options, warrants, restricted stock units, rights (including any preemptive rights), pledges, calls, puts, rights to subscribe, conversion or exchange rights or other Contracts or commitments, in each case to which Remedy Opco is a party or which are binding upon Remedy Opco, providing for the issuance, disposition or acquisition of any of its Equity Interests or any rights or interests exercisable therefor, and there are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Interests of Remedy Opco. All of the issued and outstanding Equity Interests of Remedy Opco’s Subsidiaries are directly or indirectly owned by Remedy Opco, free and clear of all Liens (other than immaterial Liens and any Liens arising under the Remedy Stockholders’ Agreement that will cease to apply to such Subsidiaries following the consummation of the Combination).

Section 3.4 Consents and Approvals; No Violations. Except for a filing related to the CMS Approval, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or any other Person is required on the part of Remedy Opco for the execution, delivery and performance by Remedy Opco of this Agreement or the consummation by Remedy Opco of the transactions contemplated by this Agreement and the other Transaction Documents, except for any such filings, notices, permits, authorizations, registrations, consents or approvals of which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Remedy Material Adverse Effect. Neither the execution, delivery and performance by Remedy Opco of this Agreement or the other Transaction Documents to which it is or will be a party nor the consummation by Remedy Opco of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Remedy Opco, (ii) result in a material breach, material violation or infringement of, constitute (with or without due notice or lapse of time or both) a material default (or give rise to the creation of any material Lien or any material right of termination, amendment, cancellation or acceleration) under, require delivery of notice to or the consent of any Person under, or result in the payment of any additional fee, penalty, consent fee or other amount, or to loss of a material benefit under, any of the terms, conditions or provisions of any Contract or (iii) violate or infringe any Law applicable to Remedy Opco, its Subsidiaries or any of their respective properties or assets, except in the case of clauses (i) through (iii), as would not reasonably be expected to have a Remedy Material Adverse Effect.

Section 3.5 Financial Statements. Remedy Opco has made available to Parent true, correct and complete copies of the following financial statements (collectively, with any notes thereto, the “Remedy Financial Statements”): (i) the audited consolidated balance sheet of Remedy Opco and its Subsidiaries, as of and for the fiscal year ended December 31, 2018 and the related statements of income, stockholders’ equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of Remedy Opco and its Subsidiaries, as of September 30, 2019 (such date, the “Remedy Balance Sheet Date”), and the related unaudited consolidated statement of income for the nine (9)-month period then ended (the “Remedy Interim Financial Statements”). Except as disclosed on Schedule 3.5, the Remedy Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly in accordance with GAAP in all material respects the financial position and the results of operations of Remedy Opco and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby, except that the Remedy Interim Financial Statements do not contain the footnotes required by GAAP and are subject to normal year-end adjustments (each of which would not reasonably be expected to be material).

Section 3.6 Permits; Compliance with Laws. Remedy Opco and its Subsidiaries hold all material permits, licenses, franchises, variances, exemptions, certifications, registrations, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted, except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole. Remedy Opco and its Subsidiaries are in compliance with all Laws applicable to the operation of their respective businesses and the ownership of their properties and assets, except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole.

Section 3.7 Absence of Certain Events. From the Remedy Balance Sheet Date through the date of this Agreement:

(a) except as expressly contemplated by this Agreement (including, for the avoidance of doubt, as part of or in connection with the Pre-Closing Restructuring) or as disclosed on Schedule 3.7, Remedy Opco and its Subsidiaries have conducted their respective businesses in the ordinary course and neither Remedy Opco, nor any of its Subsidiaries, have:

(i) amended or otherwise modified its Organizational Documents;

(ii) (A) except for repurchases of Equity Interests held by current or former employees of Remedy Opco or its Subsidiaries in the ordinary course, reclassified, repurchased, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its Equity Interests or amended the terms of any of its Equity Interests, or (B) declared, set aside, made or paid any distribution of assets or properties in respect of any Equity Interests in Remedy Opco or its Subsidiaries, except intercompany dividends;

(iii) adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Remedy Opco or any of its Subsidiaries;

(iv) incurred any material Debt; or

(v) authorized, agreed, resolved, consented or entered into any Contract to do any of the foregoing; and

(b) there has been no Remedy Material Adverse Effect.

Section 3.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Remedy Opco or any of its Subsidiaries, for which Parent, Remedy Opco or any of their respective Subsidiaries or equityholders could be liable.

Section 3.9 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Remedy Opco, threatened in writing against or affecting Remedy Opco or any of its Subsidiaries or, to the Knowledge of Remedy Opco, any present officer or director of Remedy Opco or any of its Subsidiaries in his or her capacity as such, in each case that if adversely determined would reasonably be expected to have a Remedy Material Adverse Effect.

Section 3.10 Transactions with Affiliates. There are no transactions, arrangements or Contracts by or among any NM Person (excluding Remedy Opco, its parent entities and its Subsidiaries), on the one hand, and Remedy Opco, any of its parent entities or any of its and their Subsidiaries, on the other hand, other than transactions arrangements and Contracts listed or described on Schedule 3.10.

Section 3.11 No Undisclosed Liabilities. Except as set forth on Schedule 3.11, to the Knowledge of Remedy Opco the Remedy Companies have no material Liabilities except for Liabilities, (a) reflected or reserved for on the face of the Remedy Interim Financial Statements, (b) fully satisfied as of the date hereof, (c) that have arisen since the date of the Remedy Balance Sheet Date in the ordinary course, or (d) incurred directly pursuant to the Transactions or as otherwise contemplated by this Agreement.

Section 3.12 Material Customers. Except as disclosed on Schedule 3.12, to the Knowledge of Remedy Opco no Material Remedy Customer has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified a Remedy Company in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with a Remedy Company. To the Knowledge of Remedy Opco, there are no facts or circumstances that would be reasonably likely to result in a material change in the relationships of the Remedy Companies with any Material Remedy Customer as a result of the consummation of the Transactions.

Section 3.13 Certain Contracts; No Defaults. Schedule 3.13 contains a listing of each: (a) Contract between any Remedy Company and any Material Remedy Customer (other than purchase orders entered into in the ordinary course); (b) note, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract in respect of Debt, in each case, having an outstanding principal amount in excess of $250,000; (c) Contract for the acquisition or disposition of any Person, business division thereof or any material assets thereof, in each case, involving payments in excess of $250,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations ongoing; (d) joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than solely between or among the Remedy Companies); and (e) Contract containing covenants expressly limiting in any material respect the freedom of the Remedy Companies (i) to compete with any Person in a product line or line of business or to operate in any geographic area, (ii) to sell or purchase any other Person, or (iii) to solicit or employ any Person. True, complete, accurate copies of each such Contract, in each case, as amended or otherwise modified and in effect, have been delivered to Parent. Except as set forth on Schedule 3.13, as of the date of this Agreement, all of the Contracts set forth on Schedule 3.13 are in full force and effect, subject to the General Enforceability Exceptions, and represent the valid and binding obligations of a Remedy Company party thereto and, to the Knowledge of Remedy Opco, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.13, no Remedy Company or, to the Knowledge of Remedy Opco, any other party thereto is in breach or violation of or default under, or has repudiated any material provision of any such Contract, in each case except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole.

Section 3.14 Benefit Plans.

(a) As used herein, (i) a “Remedy Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each employment, consulting, individual independent contractor, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity or equity-based, retention, change in control, severance or termination pay, medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program policy, agreement or arrangement, and each other fringe or other employee benefit plan, program policy, agreement or arrangement providing compensation or other benefits to any current or former employee, director, officer, consultant or individual independent contractor, in each case, whether written or unwritten, and which is currently maintained, sponsored or contributed to or required to be contributed to or by any Remedy Company or a Remedy ERISA Affiliate, or under which any Remedy Company or a Remedy ERISA Affiliate has or would reasonably be expected to have any Liability, and (ii) “Remedy ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with Remedy Opco or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

(b) (i) Each Remedy Benefit Plan was established and is maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, (ii) all contributions required to be made with respect to any Remedy Benefit Plan on or before the date hereof have been timely and completely made, and (iii) each Remedy Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination as to its qualification upon which it can rely, or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, nothing has occurred that would reasonably be expected to affect such qualification, except in the case of clauses (i) through (iii), as would not reasonably be expected to have a Remedy Material Adverse Effect.

(c) No Remedy Company nor any of its Remedy ERISA Affiliates sponsors or contributes to, or has sponsored or contributed to, or had any obligations with respect to, any Remedy Benefit Plan that is (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a pension plan subject to Section 302 of ERISA, Title IV of ERISA or section 412 of the Code, (iii) a “multiple employer plan” governed by Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) No material amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any Remedy Company or any Remedy ERISA Affiliate under any Remedy Benefit Plan or otherwise as a result of the consummation of the Transactions (whether alone or in combination with any other event) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. To the Knowledge of Remedy Opco, (i) each plan or arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, operated, maintained and administered in all material respects, in compliance with Section 409A of the Code, and (ii) neither any Remedy Company nor any Remedy ERISA Affiliate is required to gross-up any Person in respect of any Tax under Section 4999 or 409A of the Code, in each case except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole.

(e) The consummation of the Transactions will not, whether alone or in connection with any other event, (i) entitle any current or former employee, officer, director, consultant or individual independent contractor of any Remedy Company or any Remedy ERISA Affiliate to severance pay, unemployment compensation or any other payment, benefit, or award under any Remedy Benefit Plan or otherwise or (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such current or former employee, officer, director, consultant or individual independent contractor under any Remedy Benefit Plan or otherwise, in each case except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole.

Section 3.15 Labor Relations.

(a) Except as set forth on Schedule 3.15(a), (i) no Remedy Company is a party, or otherwise subject, to any collective bargaining agreement or other Contract with any labor union, works council or other employee representative body (each, a “Labor Union”), and no such Contract is being negotiated by any Remedy Company; (ii) no employee of a Remedy Company is represented by a Labor Union; (iii) no notice, consent or consultation obligations with respect to any employees of any Remedy Company, or any Labor Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions; and (iv) in the last two years there has not been any labor strike, slowdown, work stoppage, lockout, picketing, labor organization effort or drive, petition seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Entity, unfair labor practice complaint or grievance, or other similar labor activity or dispute affecting any Remedy Company, except in the case of clause (iv), as would not reasonably be expected to have a Remedy Material Adverse Effect.

(b) To the Knowledge of Remedy Opco, no current executive, officer, director, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Remedy Companies within the twelve (12) month period following the date hereof. No executive, officer, director or key employee of any of the Remedy Companies is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(c) Except as set forth on Schedule 3.15(c), the Remedy Companies are, and in the last four years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification and compensation of employees and independent contractors. Except as set forth on Schedule 3.15(c), no Remedy Company has incurred, and to the Knowledge of Remedy Opco no circumstances exist under which any of the Remedy Companies would reasonably be expected to incur, any material Liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as independent contractors, and/or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state Law.

Section 3.16 Taxes. Except as set forth on Schedule 3.16:

(a) (i) all material Tax Returns required to be filed by or with respect to any Remedy Company have been properly prepared and timely filed, and all such Tax Returns are true and complete in all material respects, (ii) the Remedy Companies have timely paid all Taxes which are due and payable by the Remedy Companies, and (iii) all Taxes required to be withheld by the Remedy Companies have been withheld and timely paid over to the appropriate Governmental Entity, in each case except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole.

(b) No material deficiency for any Taxes has been asserted or assessed by any Governmental Entity in writing against a Remedy Company except for deficiencies which have been fully satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Entity is pending or threatened in writing against a Remedy Company with respect to any Taxes due from a Remedy Company. To the Knowledge of Remedy Opco, no Remedy Company has ever received a written claim from any Governmental Entity in a jurisdiction in which the Remedy Company does not file a Tax Return that the Remedy Company is or may be subject to taxation by that jurisdiction. There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any material amounts of Taxes or material Tax Returns of a Remedy Company (other than pursuant to an extension of time to file).

(c) None of the Remedy Companies is party to any Tax indemnification, Tax allocation or Tax sharing agreements, other than (x) customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes or (y) agreements the only parties to which are Remedy Companies.

Section 3.17 Healthcare and Data Protection Representations.

(a) Except as set forth on Schedule 3.17(a), (i) the Remedy Companies are, and at all times since January 1, 2016 (the “Look-Back Date”) have been, in compliance in all material respects with all Healthcare Laws, and (ii) to the Knowledge of Remedy Opco, since the Look-Back Date, no Remedy Company has, for itself, or on behalf of its customers or otherwise, billed for or received any payment or reimbursement materially in excess of amounts permitted by Law or the applicable billing guidelines for any Government Program or any commercial payor for which any Remedy Company has not submitted or requested an adjustment to such payment or amounts within the time frames required by such third party payor and/or Law, in each case except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole. There is no Action pending or, to the Knowledge of Remedy Opco, threatened, involving any Government Program or any commercial payor program, including the Remedy Companies’ participation in and the reimbursement received from the Government Programs or any such program, and no Remedy Company has any reason to believe that any such Action is pending, imminent or threatened. To the Knowledge of Remedy Opco, the Remedy Companies have not caused any customer to submit any false claim or statement to any third party, except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole.

(b) To the Knowledge of Remedy Opco, no Remedy Company nor any of their respective Representatives have since the Look-Back Date directly or indirectly: (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of the business in order to obtain business or payments from such persons or entities, other than in the ordinary course and in compliance with Law in all material respects, including all Healthcare Laws; (ii) given or received, or agreed to give or receive any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in the ordinary course and in material compliance with Law, including all Healthcare Laws; (iii) made or agreed to make any contributions, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was in violation in any material respect of any Healthcare Law or other applicable Law;

(iv) established or maintained any unrecorded fund or asset for any purpose or made any materially false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make any payment to any person with the intention or understanding that any part of such payment would be used for the purpose other than that described in the documents supporting such payment, in each case except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole. None of the Remedy Companies or, to the Knowledge of Remedy Opco, any of their respective Representatives have been excluded, debarred or suspended from participating in any Government Program.

(c) Since the Look-Back Date, to the Knowledge of Remedy Opco: (i) each Remedy Company is and has been in compliance with all applicable Data Protection Obligations in all material respects; (ii) no Remedy Company has been party to any claims or received any written complaints or requests from any Person in respect of any material breach of any Data Protection Obligations or otherwise regarding any Remedy Company’s uses or disclosures of, or security practices or incidents regarding, Sensitive Data; (iii) no Remedy Company has received any written complaints, allegations or notices of potential or actual material non-compliance with any Data Protection Obligations, or any notices of inspection or audit or requests for information from any Governmental Entity or any other relevant authority or regulator with respect to any Data Protection Obligations; (iv) no Sensitive Data in the custody, control or possession of any Remedy Company has been the subject of unauthorized or unlawful processing, or accidental loss, destruction or damage, or other breach in any material respect and each Remedy Company has complied in all material respects with all of its obligations under all applicable Data Protection Obligations regarding the security of Sensitive Data (including regarding the appointment of any data processor); and (v) each Remedy Company has, when acting as a data processor or a data controller under a written agreement, complied in all material respects with all Data Protection Obligations contained within the relevant written agreement, in each case as would not reasonably be expected to have a Remedy Material Adverse Effect.

Section 3.18 Assets and Properties. The Remedy Companies own and have good title to or hold a valid and exclusive leasehold interest in all material assets, properties and rights used in the operation of their business, which comprise all of the tangible assets, properties and rights of every type and description, whether real or personal, that are used in or necessary for the conduct of the business as conducted on the date hereof and are adequate to conduct the business in substantially the same manner immediately following the Closing as conducted on the date hereof, in each case as would not reasonably be expected to have a Remedy Material Adverse Effect.

Section 3.19 No Other Representations or Warranties. REMEDY OPCO DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3. ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY REMEDY OPCO, ITS EQUITYHOLDERS OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Remedy Opco as follows:

Section 4.1 Organization and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.

Section 4.2 Authorization.

(a) The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Combination and each of the other transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action of Parent, and no other corporate (or equivalent) act or proceeding on the part of Parent, the Parent Board or the equityholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which Parent is or will be a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, this Agreement constitutes, and the other Transaction Documents to which Parent is or will be a party, upon execution and delivery by Parent, will each constitute, a legal, valid and binding obligation of Parent, enforceable in accordance with their terms, subject to the General Enforceability Exceptions.

(b) The Parent Board has determined that this Agreement, the other Transaction Documents and the Combination are fair to and in the best interests of Parent and its equityholders.

Section 4.3 Capitalization; Subsidiaries.

(a) As of the date hereof, there are 3,533,133.2 Parent Class A Common Units of Parent and 453,106 Parent Class B Common Units issued and outstanding, which collectively constitute all of the issued and outstanding Equity Interests of Parent. All of the issued and outstanding Equity Interests of Parent have been duly authorized and are validly issued, and have not been issued in violation of, and, except as set forth in the Existing Parent LLCA, are not subject to, any preemption, subscription or similar rights. Other than as set forth in this Agreement or as set forth in the Existing Parent LLCA and except for the Parent Class B Common Units, there are no outstanding or authorized options, profits interests, warrants, restricted units, rights (including any preemptive rights), pledges, calls, puts, rights to subscribe, conversion or exchange rights or other Contracts or commitments, in each case to which Parent is a party or which are binding upon Parent, providing for the issuance, disposition or acquisition of any of its Equity Interests or any rights or interests exercisable therefor, and there are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Interests of Parent. All of the issued and outstanding Equity Interests of Parent’s Subsidiaries are directly or indirectly owned by Parent, free and clear of all Liens (other than immaterial Liens and Liens arising under the Existing Parent LLCA, the Organizational Documents of such Subsidiaries or any applicable credit agreements or other debt financing documents).

(b) The Exchanged Units, when issued to New Remedy Corp at the Closing, will be free and clear of all Liens, other than any Liens arising under the A&R Parent LLCA.

Section 4.4 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or any other Person is required on the part of Parent for the execution, delivery and performance by Parent of this Agreement or the consummation by Parent of the transactions contemplated by this Agreement and the other Transaction Documents, except for any such filings, notices, permits, authorizations, registrations, consents or approvals of which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Signify Material Adverse Effect. Neither the execution, delivery and performance by Parent of this Agreement or the other Transaction Documents to which it is or will be a party nor the consummation by Parent of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Parent, (ii) result in a material breach, material violation or infringement of, constitute (with or without due notice or lapse of time or both) a material default (or give rise to the creation of any material Lien or any material right of termination, amendment, cancellation or acceleration) under, require delivery of notice to or the consent of any Person under, or result in the payment of any additional fee, penalty, consent fee or other amount, or to loss of a material benefit under, any of the terms, conditions or provisions of any Contract or (iii) violate or infringe any Law applicable to Parent, its Subsidiaries or any of their respective properties or assets, except in the case of clauses (i) through (iii), as would not reasonably be expected to have a Signify Material Adverse Effect.

Section 4.5 Financial Statements. Parent has made available to Remedy Opco true, correct and complete copies of the following financial statements (collectively, with any notes thereto, the “Signify Financial Statements”): (i) the audited consolidated balance sheet of Signify Health, LLC and its Subsidiaries, as of and for the year ended December 31, 2018 and the related consolidated statements of income, changes in member’s equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of Signify Health, LLC and its Subsidiaries, as of September 30, 2019 (such date, the “Signify Balance Sheet Date”), and the related unaudited consolidated statement of income for the nine (9)-month period then ended (the “Signify Interim Financial Statements”). Except as disclosed on Schedule 4.5, the Signify Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly in accordance with GAAP in all material respects the financial position and the results of operations of Parent and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby, except that the Signify Interim Financial Statements do not contain the footnotes required by GAAP and are subject to normal year-end adjustments (each of which would not reasonably be expected to be material).

Section 4.6 Permits; Compliance with Laws. Parent and its Subsidiaries hold all material permits, licenses, franchises, variances, exemptions, certifications, registrations, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted, except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole. Parent and its Subsidiaries are in compliance with all Laws applicable to the operation of their respective businesses and the ownership of their properties and assets, except as would not be material to Remedy Opco and its Subsidiaries, taken as a whole.

Section 4.7 Absence of Certain Events. From the Signify Balance Sheet Date through the date of this Agreement:

(a) except as expressly contemplated by this Agreement or as disclosed on Schedule 4.7, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course and neither Parent, nor any of its Subsidiaries, have:

(i) amended or otherwise modified its Organizational Documents;

(ii) (A) except for repurchases of Equity Interests held by current or former employees of Parent or its Subsidiaries in the ordinary course, reclassified, repurchased, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its Equity Interests or amended the terms of any of its Equity Interests, or (B) declared, set aside, made or paid any distribution of assets or properties in respect of any Equity Interests in Parent or its Subsidiaries, except intercompany dividends;

(iii) adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(iv) incurred any material Debt;

(v) (A) made any payment or distribution to or for the benefit of any NM Person, (B) gave or provided anything of value to or for the benefit of any NM Person, (C) assumed or acquired any Liability of any NM Person, or (D) made any commitment to do any of the foregoing (in each case excluding Parent and its Subsidiaries from the definition of NM Person); or

(vi) authorized, agreed, resolved, consented or entered into any Contract to do any of the foregoing; and

(b) there has been no Signify Material Adverse Effect.

Section 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, for which Remedy Opco, Parent or any of their respective Subsidiaries or equityholders could be liable.

Section 4.9 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries or, to the Knowledge of Parent, any present officer or director of Parent or any of its Subsidiaries in his or her capacity as such, in each case that if adversely determined would reasonably be expected to have a Signify Material Adverse Effect.

Section 4.10 Transactions with Affiliates. There are no transactions, arrangements or Contracts by or among any NM Person (excluding Parent and its Subsidiaries), on the one hand, and Parent or any of its Subsidiaries, on the other hand, other than transactions arrangements and Contracts listed or described on Schedule 4.10.

Section 4.11 No Undisclosed Liabilities. Except as set forth on Schedule 4.11, to the Knowledge of Parent the Signify Companies have no material Liabilities except for Liabilities, (a) reflected or reserved for on the face of the Signify Interim Financial Statements, (b) fully satisfied as of the date hereof, (c) that have arisen since the date of the Signify Balance Sheet Date in the ordinary course, or (d) incurred directly pursuant to the Transactions or as otherwise contemplated by this Agreement.

Section 4.12 Material Customers. Except as disclosed on Schedule 4.12, to the Knowledge of Parent no Material Signify Customer has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified a Signify Company in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with a Signify Company. To the Knowledge of Parent, there are no facts or circumstances that would be reasonably likely to result in a material change in the relationships of the Signify Companies with any Material Signify Customer as a result of the consummation of the Transactions.

Section 4.13 Certain Contracts; No Defaults. Schedule 4.13 contains a listing of each: (a) Contract between any Signify Company and any Material Signify Customer (other than purchase orders entered into in the ordinary course); (b) note, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract in respect of Debt, in each case, having an outstanding principal amount in excess of $250,000; (c) Contract for the acquisition or disposition of any Person, business division thereof or any material assets thereof, in each case, involving payments in excess of $250,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations ongoing; (d) joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than solely between or among the Signify Companies); and (e) Contract containing covenants expressly limiting in any material respect the freedom of the Signify Companies (i) to compete with any Person in a product line or line of business or to operate in any geographic area, (ii) to sell or purchase any other Person, or (iii) to solicit or employ any Person. True, complete, accurate copies of each such Contract, in each case, as amended or otherwise modified and in effect, have been delivered to Remedy Opco. Except as set forth on Schedule 4.13, as of the date of this Agreement, all of the Contracts set forth on Schedule 4.13 are in full force and effect, subject to the General Enforceability Exceptions, and represent the valid and binding obligations of a Signify Company party thereto and, to the Knowledge of Parent, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.13, no Signify Company or, to the Knowledge of Parent, any other party thereto is in breach or violation of or default under, or has repudiated any material provision of any such Contract, in each case except as would not be material to Parent and its Subsidiaries, taken as a whole.

Section 4.14 Benefit Plans.

(a) As used herein, (i) a “Signify Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each employment, consulting, individual independent contractor, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity or equity-based, retention, change in control, severance or termination pay, medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program policy, agreement or arrangement, and each other fringe or other employee benefit plan, program policy, agreement or arrangement providing compensation or other benefits to any current or former employee, director, officer, consultant or individual independent contractor, in each case, whether written or unwritten, and which is currently maintained, sponsored or contributed to or required to be contributed to or by any Signify Company or a Parent ERISA Affiliate, or under which any Signify Company or a Parent ERISA Affiliate has or would reasonably be expected to have any Liability, and (ii) “Parent ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

(b) (i) Each Signify Benefit Plan was established and is maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, (ii) all contributions required to be made with respect to any Signify Benefit Plan on or before the date hereof have been timely and completely made, and (iii) each Signify Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination as to its qualification upon which it can rely, or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, nothing has occurred that would reasonably be expected to affect such qualification, except in the case of clauses (i) through (iii), as would not reasonably be expected to have a Signify Material Adverse Effect.

(c) No Signify Company nor any of its Parent ERISA Affiliates sponsors or contributes to, or has sponsored or contributed to, or had any obligations with respect to, any Signify Benefit Plan that is (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a pension plan subject to Section 302 of ERISA, Title IV of ERISA or section 412 of the Code, (iii) a “multiple employer plan” governed by Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) No material amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any Signify Company or any Parent ERISA Affiliate under any Signify Benefit Plan or otherwise as a result of the consummation of the Transactions (whether alone or in combination with any other event) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. To the Knowledge of Parent, (i) each plan or arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, operated, maintained and administered in all material respects, in compliance with Section 409A of the Code, and (ii) neither any Signify Company nor any Parent ERISA Affiliate is required to gross-up any Person in respect of any Tax under Section 4999 or 409A of the Code, in each case except as would not be material to Parent and its Subsidiaries, taken as a whole.

(e) The consummation of the Transactions will not, whether alone or in connection with any other event, (i) entitle any current or former employee, officer, director, consultant or individual independent contractor of any Signify Company or any Parent ERISA Affiliate to severance pay, unemployment compensation or any other payment, benefit, or award under any Signify Benefit Plan or otherwise or (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such current or former employee, officer, director, consultant or individual independent contractor under any Signify Benefit Plan or otherwise, in each case except as would not be material to Parent and its Subsidiaries, taken as a whole.

Section 4.15 Labor Relations.

(a) Except as set forth on Schedule 4.15(a), (i) no Signify Company is a party, or otherwise subject, to any collective bargaining agreement or other Contract with any Labor Union, and no such Contract is being negotiated by any Signify Company; (ii) no employee of a Signify Company is represented by a Labor Union; (iii) no notice, consent or consultation obligations with respect to any employees of any Signify Company, or any Labor Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions; and (iv) in the last two years there has not been any labor strike, slowdown, work stoppage, lockout, picketing, labor organization effort or drive, petition seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Entity, unfair labor practice complaint or grievance, or other similar labor activity or dispute affecting any Signify Company, except in the case of clause (iv), as would not reasonably be expected to have a Signify Material Adverse Effect.

(b) To the Knowledge of Parent, no current executive, officer, director, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Signify Companies within the twelve (12) month period following the date hereof. No executive, officer, director or key employee of any of the Signify Companies is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(c) Except as set forth on Schedule 4.15(c), the Signify Companies are, and in the last four years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification and compensation of employees and independent contractors. Except as set forth on Schedule 4.15(c), no Signify Company has incurred, and to the Knowledge of Parent no circumstances exist under which any of the Signify Companies would reasonably be expected to incur, any material Liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as independent contractors, and/or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state Law.

Section 4.16 Taxes. Except as set forth on Schedule 4.16:

(a) (i) all material Tax Returns required to be filed by or with respect to any Signify Company have been properly prepared and timely filed, and all such Tax Returns are true and complete in all material respects, (ii) the Signify Companies have timely paid all Taxes which are due and payable by the Signify Companies, and (iii) all Taxes required to be withheld by the Signify Companies have been withheld and timely paid over to the appropriate Governmental Entity, in each case except as would not be material to Parent and its Subsidiaries, taken as a whole.

(b) No material deficiency for any Taxes has been asserted or assessed by any Governmental Entity in writing against a Signify Company except for deficiencies which have been fully satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Entity is pending or threatened in writing against a Signify Company with respect to any Taxes due from a Signify Company. To the Knowledge of Parent, no Signify Company has ever received a written claim from any Governmental Entity in a jurisdiction in which the Signify Company does not file a Tax Return that the Signify Company is or may be subject to taxation by that jurisdiction. There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any material amounts of Taxes or material Tax Returns of a Signify Company (other than pursuant to an extension of time to file).

(c) None of the Signify Companies is party to any Tax indemnification, Tax allocation or Tax sharing agreements, other than (x) customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes or (y) agreements the only parties to which are Signify Companies.

Section 4.17 Healthcare and Data Protection Representations.

(a) Except as set forth on Schedule 4.17(a), (i) the Signify Companies are, and at all times since the Look-Back Date have been, in compliance in all material respects with all Healthcare Laws, and (ii) to the Knowledge of Parent, since the Look-Back Date, no Signify Company has, for itself, or on behalf of its customers or otherwise, billed for or received any payment or reimbursement materially in excess of amounts permitted by Law or the applicable billing guidelines for any Government Program or any commercial payor for which any Signify Company has not submitted or requested an adjustment to such payment or amounts within the time frames required by such third party payor and/or Law, in each case except as would not be material to Parent and its Subsidiaries, taken as a whole. There is no Action pending or, to the Knowledge of Parent, threatened, involving any Government Program or any commercial payor program, including the Signify Companies’ participation in and the reimbursement received from the Government Programs or any such program, and no Signify Company has any reason to believe that any such Action is pending, imminent or threatened. To the Knowledge of Parent, the Signify Companies have not caused any customer to submit any false claim or statement to any third party, except as would not be material to Parent and its Subsidiaries, taken as a whole.

(b) To the Knowledge of Parent, no Signify Company nor any of their respective Representatives have since the Look-Back Date directly or indirectly: (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of the business in order to obtain business or payments from such persons or entities, other than in the ordinary course and in compliance with Law in all material respects, including all Healthcare Laws; (ii) given or received, or agreed to give or receive any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in the ordinary course and in material compliance with Law, including all Healthcare Laws; (iii) made or agreed to make any contributions, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was in violation in any material respect of any Healthcare Law or other applicable Law; (iv) established or maintained any unrecorded fund or asset for any purpose or made any materially false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make any payment to any person with the intention or understanding that any part of such payment would be used for the purpose other than that described in the documents supporting such payment, in each case except as would not be material to Parent and its Subsidiaries, taken as a whole. None of the Signify Companies or, to the Knowledge of Parent, any of their respective Representatives have been excluded, debarred or suspended from participating in any Government Program.

(c) Since the Look-Back Date, to the Knowledge of Parent: (i) each Signify Company is and has been in compliance with all applicable Data Protection Obligations in all material respects; (ii) no Signify Company has been party to any claims or received any written complaints or requests from any Person in respect of any material breach of any Data Protection Obligations or otherwise regarding any Signify Company’s uses or disclosures of, or security practices or incidents regarding, Sensitive Data; (iii) no Signify Company has received any written complaints, allegations or notices of potential or actual material non-compliance with any Data Protection Obligations, or any notices of inspection or audit or requests for information from any Governmental Entity or any other relevant authority or regulator with respect to any Data Protection Obligations; (iv) no Sensitive Data in the custody, control or possession of any Signify Company has been the subject of unauthorized or unlawful processing, or accidental loss, destruction or damage, or other breach in any material respect and each Signify Company has complied in all material respects with all of its obligations under all applicable Data Protection Obligations regarding the security of Sensitive Data (including regarding the appointment of any data processor); and (v) each Signify Company has, when acting as a data processor or a data controller under a written agreement, complied in all material respects with all Data Protection Obligations contained within the relevant written agreement, in each case as would not reasonably be expected to have a Signify Material Adverse Effect.

Section 4.18 Assets and Properties. The Signify Companies own and have good title to or hold a valid and exclusive leasehold interest in all material assets, properties and rights used in the operation of their business, which comprise all of the tangible assets, properties and rights of every type and description, whether real or personal, that are used in or necessary for the conduct of the business as conducted on the date hereof and are adequate to conduct the business in substantially the same manner immediately following the Closing as conducted on the date hereof, in each case as would not reasonably be expected to have a Signify Material Adverse Effect.

Section 4.19 No Other Representations or Warranties. PARENT DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO REMEDY OPCO EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4. ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY PARENT, ITS EQUITYHOLDERS OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE 5

COVENANTS

Section 5.1 Reasonable Best Efforts. Each of Remedy Opco and Parent shall, and shall cause its’ respective Subsidiaries to, (i) use all reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the transactions contemplated hereby and, subject to Section 2.2, to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would result in a material condition or restriction on such Party that is not contingent on the occurrence of the Closing. Each of Remedy Opco and Parent will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their respective Subsidiaries in connection with the foregoing.

Section 5.2 Covenants of Remedy Opco. Except as expressly contemplated by this Agreement (including, for the avoidance of doubt, with respect to any actions taken in connection with effectuating the Pre-Closing Restructuring), from the execution of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, unless otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned): (a) Remedy Opco shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and other Persons with whom they have business dealings and (b) Remedy Opco shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business, (iii) enter into or terminate any material Contract or make any change to any existing material Contract, except in the ordinary course of business, (iv) make, declare or pay any dividend or other distribution upon or in respect of any Equity Interest of Remedy Opco (which, for the avoidance of doubt, shall not limit its Subsidiaries from making such dividends or distributions to Remedy Opco or any of its other Subsidiaries) other than as contemplated by Section 5.11, (v) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any material indebtedness for borrowed money, (vi) directly or indirectly, through merger, consolidation or otherwise, acquire any capital stock or other equity interest in, or all or any substantial portion of the assets of, any Person, (vii) merge or consolidate with any Person, or (viii) agree to, or make any commitment to, take, or authorize, any of the foregoing.

Section 5.3 Covenants of Parent. Except as expressly contemplated by this Agreement, from the execution of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, unless otherwise consented to in writing by Remedy Opco (which consent shall not be unreasonably withheld, delayed or conditioned): (a) Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and other Persons with whom they have business dealings and (b) Parent shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business, (iii) enter into or terminate any material Contract or make any change to any existing material Contract, except in the ordinary course of business, (iv) make, declare or pay any dividend or other distribution upon or in respect of any Equity Interest of Parent (which, for the avoidance of doubt, shall not limit its Subsidiaries from making such dividends or distributions to Parent or any of its other Subsidiaries), other than distributions made pursuant to Section 4.4 (Tax Distributions) of the Existing Parent LLCA in an amount not to exceed $10,000,000, (v) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any material indebtedness for borrowed money, (vi) directly or indirectly, through merger, consolidation or otherwise, acquire any capital stock or other equity interest in, or all or any substantial portion of the assets of, any Person, (vii) merge or consolidate with any Person, (viii) (A) make any payment or distribution to or for the benefit of any NM Person, (B) give or provide anything of value to or for the benefit of any NM Person, or (C) assume or acquire any Liability of any NM Person (in each case excluding Parent and its Subsidiaries from the definition of NM Person), or (ix) agree to, or make any commitment to, take, or authorize, any of the foregoing.

Section 5.4 Control of Other Party’s Business. Nothing contained in this Agreement (including, without limitation, Section 5.5) shall give Remedy Opco or New Remedy Corp, directly or indirectly, the right to control or direct the operations of Parent or shall give Parent, directly or indirectly, the right to control or direct the operations of Remedy Opco, in each case, prior to the Closing. Prior to the Closing, each of Remedy Opco and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.5 Advice of Changes. Each of Remedy Opco and Parent shall confer on a regular basis with the other, and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, with respect to Remedy Opco, a Remedy Material Adverse Effect or, with respect to Parent, a Signify Material Adverse Effect, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to satisfy a condition set forth in ARTICLE 7 or give rise to any right of termination under ARTICLE 8 unless the underlying breach shall independently constitute such a failure or give rise to such a right.

Section 5.6 Remedy Opco Options.

(a) Upon the terms and subject to the conditions of this Agreement, as part of the Pre-Closing Restructuring, each option to purchase Common Stock of Remedy Opco (each, a “Remedy Opco Option”) granted under the Remedy Partners, Inc. 2012 Equity Incentive Plan (the “Remedy Opco Equity Plan”), whether vested or unvested, that is outstanding immediately prior to the Pre-Closing Restructuring, shall, upon the completion of the Pre-Closing Restructuring, cease to represent a right to acquire shares of Common Stock of Remedy Opco and shall be converted in connection with the Pre-Closing Restructuring and without any action on the part of the holder thereof, into an option to purchase capital stock of New Remedy Corp (each such option so converted, a “New Remedy Option”). Such conversion and replacement of Remedy Opco Options hereunder (the “Remedy Option Conversion”) is intended to comply with Section 409A of the Code and the applicable regulations thereunder (including Treas. Reg. Section 1.409A-1(b)(5)(v)(D)) and each New Remedy Option shall continue to have, and be subject to, the same terms and conditions (including, vesting, expiration date, exercise provisions and transfer restrictions as set forth in the Remedy Opco Equity Plan and the applicable option award agreement) as were applicable to the corresponding Remedy Opco Option immediately prior to the completion of the Pre-Closing Restructuring. Remedy Opco shall cause New Remedy Corp to take all actions necessary to effectuate and consummate the Remedy Option Conversion, including providing (i) any required notices and applicable documentation regarding such conversion to the holders of such options and (ii) for the assumption by New Remedy Corp of the Remedy Opco Equity Plan (with such changes or amendments to such plan as is necessary to effectuate the foregoing) (such assumption, the “Remedy Equity Plan Assignment and Assumption”).

(b) Remedy Opco shall cause New Remedy Corp to reserve for issuance a number of shares of capital stock of New Remedy Corp at least equal to the number of shares of capital stock of New Remedy Corp that will be subject to New Remedy Options as a result of the actions contemplated by this Section 5.6.

Section 5.7 Public Announcements. Remedy Opco and Parent shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The Parties intend to make a press release or public statement following the execution of this Agreement, which will be in a form to be mutually agreed upon by the Parties; provided, that neither Party shall make (or permit its Affiliate to make) any other press release or public statement prior to the Closing without the prior written consent of the other Party, except as required by applicable Law.

Section 5.8 Confidentiality. Each of the Parties shall keep the existence of this Agreement and the terms contained herein, including any discussions among the Parties with respect thereto, confidential, and shall instruct their respective directors (or equivalent), executives, employees, equityholders, affiliates, advisors and other representatives to do the same. Notwithstanding the foregoing or anything else contained herein to the contrary, in no event shall this Section 5.8 prohibit or restrict the issuance of any press release or making of any public statement that complies with Section 5.7, nor shall any direct or indirect equityholder of either of the Parties that is an investment fund or investment partnership (or similar investment vehicle) be prohibited from disclosing information about the Combination in connection with their normal fundraising, marketing, information, or reporting activities to their investors or potential investors who are subject to customary confidentiality obligations. Notwithstanding the foregoing, after consulting with the other Party on a general communication plan, each Party (and its Subsidiaries) may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as they may reasonably determine in good faith is necessary or appropriate to facilitate their business operations. Notwithstanding anything herein to the contrary, each of the Parties (and each employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment, tax structure or tax strategies of, and the tax strategies relating to the Combination and this Agreement and any transactions entered into by a Party and its Subsidiaries and all materials of any kind (including opinions and other tax analyses) that are provided to the Party relating to such tax treatment, tax strategies and tax structure.

Section 5.9 Additional Agreements. At any time and from time to time following the Closing, upon the request of any Party, each other Party shall, and shall cause its Subsidiaries to, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to effectuate the transactions expressly contemplated hereby.

Section 5.10 Parent Book-Up. Immediately prior to the Remedy Exchange, Parent will adjust the capital accounts of its then current members to reflect a revaluation of Parent’s property pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

Section 5.11 Pre-Closing Taxes of New Remedy Corp. The Parties agree and acknowledge that Remedy Opco may pay dividends and make distributions, and cause its Subsidiaries to pay dividends and make distributions, to New Remedy Corp prior to Closing, in amounts intended to permit New Remedy Corp to satisfy its Pre-Closing Remedy Tax Liabilities and pay administrative or operating expenses (such dividends and distributions received by New Remedy Corp, the “Pre-Closing Remedy Tax Distributions”).    The decision as to the amount of Pre-Closing Remedy Tax Distributions to be made shall be determined in good faith by mutual agreement of (1) a Majority of the Minority Holders (as defined in the Joint Investment Agreement), and (2) the Board of Directors of Remedy Opco; provided, that if they cannot so agree then the amount of Pre-Closing Remedy Tax Distributions shall be equal to $1,000,000. New Remedy Corp as of the Closing will have no cash on hand other than the amount of the Pre-Closing Remedy Tax Distribution. Except as otherwise consented to by any NM Person, within fifteen (15) days after the receipt by New Remedy Corp of any Covered Refund (it being understood that a credit that qualifies as a Covered Refund will be treated as received when utilized to pay a Tax otherwise then due), New Remedy Corp shall contribute the amount of such Covered Refund to Parent as an adjustment to the contribution described in Section 2.1(b), New Remedy Corp shall not be entitled to any additional Equity Interests in Parent in connection with such contribution and the Parties shall not take a contrary tax return position except upon a contrary final determination by an applicable taxing authority. To the extent permitted by law, in cases where New Remedy Corp is eligible to receive a refund of Taxes that would constitute a Covered Refund, it will elect to receive such refund in cash in lieu of receiving a credit.

ARTICLE 6

CLOSING DELIVERABLES

At the Closing, the Parties shall deliver the documents and perform the acts which are set forth in this Article 6; provided, however, that all such documents and acts shall be deemed to have occurred or to have been delivered simultaneously and no action or delivery shall be deemed to have been taken or delivered until all such actions have been taken and all such deliveries delivered, unless any such action or delivery is waived in writing by the Party for whose benefit such action or delivery should have been taken or delivered.

Section 6.1 Deliveries by Parent. At the Closing, Parent shall deliver, or cause to be delivered, to New Remedy Corp:

(a) duly executed copies (executed by Parent and each of its Affiliates that are identified as parties thereto) of the A&R Parent LLCA, the Joint Investment Agreement and the Registration Rights Agreement, each dated as of the Closing Date;

(b) evidence of the issuance of the Exchanged Units to New Remedy Corp;

(c) evidence of the execution and effectiveness of the releases, and the contribution of rights under the representation and warranty insurance policies to Parent or one or more of its Subsidiaries (or evidence reasonably satisfactory to New Remedy Corp that Parent or one or more of its Subsidiaries is a beneficiary of such policies), in each case as set forth on Schedule 6.1(c);

(d) evidence of the termination of all management fees, advisory fees and other compensation payable by any Signify Company to any NM Person (including any contingent compensation such as fees payable in connection with an initial public offering, debt financing or fundamental transaction);

(e) duly executed copies (executed by Parent and each of its Affiliates that are identified as parties thereto) of the management rights letters, in form and substance reasonably acceptable to the parties thereto, for those stockholders of New Remedy Corp set forth on Schedule 6.1(e); and

(f) a counterpart signature page to the assignment and assumption agreement described in Section 6.2(c) duly executed by Parent.

Section 6.2 Deliveries by Remedy. At the Closing, Remedy Opco shall deliver, or cause to be delivered, to Parent:

(a) a properly completed IRS Form W-9 properly completed by New Remedy Corp;

(b) documentation evidencing the consummation of the transactions constituting the Pre-Closing Restructuring;

(c) an assignment and assumption agreement, in form and substance reasonably acceptable to each of the Parties, duly executed by New Remedy Corp and providing for the assignment to, and assumption by, Parent of one hundred percent (100%) of the Equity Interests of Remedy Opco;

(d) evidence of the resignation or removal from office, effective as of the Closing, of each director of Remedy Opco and its Subsidiaries identified by Parent no less than two (2) Business Days prior to the Closing; and

(e) (i) a counterpart signature page to such A&R Parent LLCA duly executed by New Remedy Corp, and (ii) executed copies (executed by New Remedy Corp and each of its Affiliates that are identified as parties thereto) of the Joint Investment Agreement and the Registration Rights Agreement.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of Parent . The obligation of Parent to effect the Combination is subject to the satisfaction of the following conditions at or prior to the Closing unless waived in writing by Parent:

(a) Representations and Warranties. The representations and warranties of Remedy Opco set forth in this Agreement (other than the Fundamental Representations of Remedy Opco) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), subject to such exceptions or failures to be so true and correct as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Remedy Material Adverse Effect. The Fundamental Representations of Remedy Opco shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date).

(b) Performance of Covenants of Remedy Opco. Remedy Opco shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) No Injunctions or Restraints: Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the transaction contemplated hereby shall be in effect. There shall not be any Action taken, or any Law enacted, entered, enforced or deemed applicable to the transaction contemplated hereby, by any Governmental Entity of competent jurisdiction that makes the consummation of the transaction contemplated hereby illegal.

(d) No Remedy Material Adverse Effect. No Effect shall have occurred or arisen since the date hereof that has had, or would be reasonably likely to have, individually or in the aggregate, a Remedy Material Adverse Effect.

(e) CMS Approval. Either: (i) Remedy Opco shall have received a waiver of the contractual notice periods required with respect to the transactions contemplated by this Agreement (and consent to close) (collectively, the “CMS Approval”) from the Centers for Medicare & Medicaid Services (“CMS”) and the Center for Medicare and Medicaid Innovation (“CMMI”), or (ii) the corresponding notice and review periods shall have expired without written objection to such transactions from such entities (the “CMS Expiration”).

(f) Closing Certificate. Parent shall have received a certificate, dated the Closing Date, duly executed by an authorized officer of the Remedy Opco in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(d) have been satisfied.

(g) New Remedy Corp Charter. The New Remedy Corp Charter shall have been duly approved and filed, and shall be the effective certificate of incorporation of New Remedy Corp.

(h) Shareholder Approval. This Agreement (including the Exhibits hereto) and the transactions contemplated hereby (including the Remedy Opco Merger and the filing of the New Remedy Corp Charter) shall have been approved by the holders of a majority of Equity Interests in Remedy Opco.

Section 7.2 Conditions to Obligations of Remedy Opco . The obligation of Remedy Opco to effect the Combination is subject to the satisfaction of the following conditions at or prior to the Closing unless waived in writing by Remedy Opco:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement (other than the Fundamental Representations of Parent) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), subject to such exceptions or failures to be so true and correct as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Signify Material Adverse Effect. The Fundamental Representations of Parent shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date).

(b) Performance of Covenants of Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) No Injunctions or Restraints: Illegality. No Injunction preventing the consummation of the transaction contemplated hereby shall be in effect. There shall not be any Action taken, or any Law enacted, entered, enforced or deemed applicable to the transaction contemplated hereby, by any Governmental Entity of competent jurisdiction that makes the consummation of the transaction contemplated hereby illegal.

(d) No Signify Material Adverse Effect. No Effect shall have occurred or arisen since the date hereof that has had, or would be reasonably likely to have, individually or in the aggregate, a Signify Material Adverse Effect.

(e) CMS Approval. Either: (i) Remedy Opco shall have received the CMS Approval, or (ii) the CMS Expiration shall have occurred.

(f) Closing Certificate. Remedy Opco shall have received a certificate, dated the Closing Date, duly executed by an authorized officer of the Parent in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(g) New Remedy Corp Charter. The New Remedy Corp Charter shall have been duly approved and filed, and shall be the effective certificate of incorporation of New Remedy Corp.

(h) Shareholder Approval. This Agreement (including the Exhibits hereto) and the transactions contemplated hereby (including the Remedy Opco Merger and the filing of the New Remedy Corp Charter) shall have been approved by the holders of a majority of Equity Interests in Remedy Opco.

Section 7.3 Frustration of Conditions Precedent; Waiver of Conditions. Neither Remedy Opco nor Parent may rely on or assert the failure of any condition set forth in this Article 7 if such failure results from or was the proximate cause of such party’s failure to comply with or perform any of its obligations under any provision of this Agreement. All conditions set forth in this Article 7 will be deemed to have been satisfied or waived if the Closing occurs.

ARTICLE 8

TERMINATION

Section 8.1 Termination. Prior to the Closing, this Agreement may be terminated:

(a) by mutual consent of Remedy Opco and Parent in a written instrument;

(b) by either Remedy Opco or Parent, upon written notice to the other Party, if any Governmental Entity of competent jurisdiction shall have issued or taken any Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such Action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such Action;

(c) by either Remedy Opco or Parent upon written notice to the other Party, if the Closing shall not have been consummated on or before the date that is 120 days following the date of this Agreement (the “Outside Date”), which Outside Date may be extended by written agreement of the Parties; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure to of the Closing to have been consummated on or before the Outside Date was primarily due to or the result of the failure of such party to perform any of its obligations under this Agreement, and (ii) if the only reason that the Closing has not occurred by the Outside Date is that the CMS Approval has not been obtained and the CMS Expiration has not occurred, then the Outside Date shall be automatically extended until the date that is 3 Business Days after the date that the CMS Expiration would occur (assuming no objection to the transactions are raised by CMS or CMMI); or

(d) by Parent, if Remedy Opco shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty becomes untrue or inaccurate, which material breach or, failure to perform or untruth or inaccuracy (i) would give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b) and (ii) cannot be or has not been cured within the earlier of (x) thirty (30) calendar days following receipt by Remedy Opco of written notice of such material breach or, failure to perform or untruth or inaccuracy and (y) the Outside Date (as may be extended pursuant to Section 8.1(c)); or

(e) by Remedy Opco, if Parent shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty becomes untrue or inaccurate, which material breach or, failure to perform or untruth or inaccuracy (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be or has not been cured within the earlier of (x) thirty (30) calendar days following receipt by Parent of written notice of such material breach or, failure to perform or untruth or inaccuracy and (y) the Outside Date (as may be extended pursuant to Section 8.1(c)).

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Remedy Opco or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors (or equivalent), except with respect to this Section 8.2 which shall survive such termination, and except that no party shall be relieved or released from any liabilities or damages arising out of its willful, knowing and material breach of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Survival; Liability. Except in the case of Fraud, none of the representations, warranties, covenants and agreements contained in this Agreement or in any other Transaction Document, nor any rights that could arise out of any breach of such representations, warranties, covenants, and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part following the Closing and (b) those rights arising out of any breach of those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part following the Closing.

Section 9.2 Expenses. All costs and expenses incurred by the Parties in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

Section 9.3 Amendment; Benefit; Assignability. Except as otherwise required by Law, the Parties may modify or amend this Agreement only by written agreement executed and delivered by or on behalf of Remedy Opco and Parent. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and no other Person shall have any right (whether third party beneficiary or otherwise) hereunder. This Agreement may not be assigned by any Party without the prior written consent of the other Party. As further provided in Section 9.14 below, after Closing any modification or amendment to this Agreement shall require written agreement of New Remedy Corp instead of Remedy Opco.

Section 9.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private overnight courier for next-day business delivery as established by the sender by evidence obtained from the courier, or (c) on the date sent by attachment to e-mail in portable document format, with non-automatic confirmation of receipt, if sent prior to 6:00 p.m. Eastern Time, or if sent later, then on the next Business Day, in each case, with a copy to be sent per clause (b) within one Business Day. Such communications, to be valid, must be addressed as follows:

If to Remedy Opco or New Remedy Corp, to:

Remedy Partners, Inc.

800 Connecticut Avenue

Norwalk CT 06854

Attention: Steve Senneff; Adam McAnaney

Email:

with required copies (which shall not constitute notice) to:

New Mountain Capital, L.L.C.

787 Seventh Avenue, 49th Floor

New York, NY 10019

Attention: Matthew Holt; Kyle Peterson

Email:

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: John Sorkin, Esq.; Garrett Charon, Esq.

Email:

and

Barnes & Thornburg LLP

One North Wacker Drive, Suite 4400

Chicago, IL 60606

Attention: Bruce Zivian; Dennis Peterson

Email:

If to Parent, to:

Cure TopCo, LLC

c/o Cure Borrower, LLC

4055 Valley View Lane, Suite 400

Dallas, TX 75244

Attention: Bradford Kyle Armbrester

Email:

with required copies (which shall not constitute notice) to:

New Mountain Capital, L.L.C.

787 Seventh Avenue, 49th Floor

New York, NY 10019

Attention: Matthew Holt; Vig Aier

Email:

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: John Sorkin, Esq.; Garrett Charon, Esq.

Email:

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

Section 9.5 Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement shall not affect such Party’s right thereafter to enforce the same, (b) no waiver by any Party of any rights under this Agreement, or waiver by any Party of a breach of any provision of this Agreement by any other Party, shall be valid unless made in writing by such waiving Party, and no such waiver shall be taken or held to be a waiver by such Party of any other preceding or subsequent right or breach and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder. As further provided in Section 9.14 below, after Closing any waiver under this Agreement shall require the written waiver of New Remedy Corp instead of Remedy Opco.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits hereto, which are incorporated by reference herein) constitute the entire agreement between the Parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the Parties (written or oral) with respect to the subject matter hereof.

Section 9.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles or other electronic forms of signatures (including e-mail, portable document format (.pdf) or similar generally accepted electronic means) shall be deemed to be originals.

Section 9.8 Headings. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

Section 9.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and the Parties agree to negotiate in good faith to adopt a replacement provision that is enforceable and as nearly as possible gives effect to the Parties’ original intent.

Section 9.10 Governing Law; Jurisdiction.

(a) This Agreement (including the interpretation and enforcement hereof) and all disputes or controversies arising out of, in connection with, or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to conflicts of Laws principles that could otherwise cause the application of any other jurisdiction’s Laws. Each of the Parties irrevocably agrees that any legal Action arising out of, in connection with, or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns shall be brought and determined exclusively by the Court of Chancery of the State of Delaware (or if such court will not accept jurisdiction, any federal court, or if such courts will not accept jurisdiction, any state court, in each case in the State of Delaware), and each of the Parties (on behalf of itself and any Person claiming by, through or on behalf of such Party) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Action relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11 Counsel. Each Party is sophisticated and experienced in transactions like those contemplated by this Agreement and has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement based on one Party (or its counsel) having drafted this Agreement.

Section 9.12 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH (INCLUDING THE OTHER TRANSACTION DOCUMENTS), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR OMISSIONS OF ANY PARTY IN CONNECTION WITH ANY OF SUCH AGREEMENTS.

Section 9.13 Specific Performance and Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions (including the obligation of the Parties to consummate such transactions in accordance with the terms and subject to the conditions of this Agreement). The Parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other Party or Parties have an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. No Party shall be required to provide any bond or other security in connection with any order or injunction enforcing, or to prevent breaches of, this Agreement.

Section 9.14 New Remedy Corp; Certain Effects of Joint Investment Agreement. Parent hereby agrees that New Remedy Corp is an intended third party beneficiary of this Agreement and that, after Closing, all rights of Remedy Opco under this Agreement may be waived, amended, modified, extended or enforced solely by New Remedy Corp instead of Remedy Opco (as Remedy Opco will at such time be a Subsidiary of Parent). Further, Parent acknowledges and agrees that effective as of Closing, it will be party to and bound by the Joint Investment Agreement, including (i) the restrictions therein on (or conditions upon) the ability of New Remedy Corp or Remedy Opco to waive, amend, modify or extend rights or obligations under this Agreement without the prior written consent of a Majority of the Minority Holders (as defined therein), and (ii) the right of such Majority of the Minority Holders to enforce the rights of Remedy Opco or New Remedy Parent (or cause Remedy Opco or New Remedy Parent to enforce such rights) to the extent provided therein.

Section 9.15 Non-Recourse. Except as set forth in Section 9.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no past, present or future incorporator, member, partner, stockholder or Representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other Liabilities of any one or more of the Parties (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

REMEDY OPCO:

REMEDY PARTNERS, INC.

By:	/s/ Steve Senneff
Name: Steve Senneff
Title: President & Chief Financial Officer

Signature Page to Combination Agreement

PARENT:

CHLOE OX HOLDINGS, LLC

By:	/s/ Bradford Kyle Armbrester
Name: Bradford Kyle Armbrester
Title: Chief Executive Officer

Signature Page to Combination Agreement